CARMAX REPORTS RECORD FIRST QUARTER RESULTS
                   -------------------------------------------

                      Releases Second Quarter Expectations
                      ------------------------------------


Richmond, Va. June 20, 2005 - CarMax, Inc. (NYSE:KMX) today reported record results for the first quarter ended May 31, 2005.

|X| Total sales increased 19% to $1.58 billion from $1.32 billion in the first quarter last year.

|X| Comparable store used unit sales rose 6% for the quarter.

|X| Total used unit sales grew 19% for the quarter.

|X| Net earnings increased 13% to $39.8 million, or 37 cents per share, compared with $35.3 million, or 33 cents per share, reported in the first quarter of fiscal 2005.

        >> First quarter fiscal 2006 earnings included 3 cents per share resulting from a CarMax Auto Finance favorable valuation adjustment of retained interests and the favorable terms of a CAF public securitization completed in April.

|X| For the second quarter of fiscal 2006 ending August 31, 2005, CarMax expects comparable store used unit sales growth in the range of 3% to 9%, and earnings per share in the range of 29 cents to 34 cents.
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Sales Components
----------------

(In millions)                                                          Three Months Ended May 31 (1)
                                                           ------------------------------------------------------
                                                                  2005               2004             Change
                                                                  ----               ----             ------
Used vehicle sales.................................              $1,203.8          $  985.4           22.2 %
New vehicle sales..................................                 134.1             136.8           (2.0)%
Wholesale vehicle sales............................                 189.5             156.9           20.8 %
Other sales and revenues (2).......................                  51.0              46.0           10.9 %
                                                                 --------          --------
Net sales and operating revenues...................              $1,578.4          $1,325.0           19.1 %
                                                                 ========          ========

(1) Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.
(2) Other sales and revenues include extended service plan revenues, service department sales, and third-party finance fees.

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CarMax, Inc.
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Retail Vehicle Sales Changes
----------------------------
                                                                                Three Months Ended May 31
                                                                          ---------------------------------------
                                                                                 2005                 2004
                                                                                 ----                 ----
Comparable store vehicle sales:
      Used vehicle units..................................                       6 %                  (3)%
      New vehicle units...................................                       0 %                  11 %
      Total...............................................                       5 %                  (2)%

      Used vehicle dollars................................                       9 %                   0 %
      New vehicle dollars.................................                       2 %                  12 %
      Total...............................................                       8 %                   2 %

Total vehicle sales:
      Used vehicle units..................................                      19 %                   7 %
      New vehicle units...................................                      (4)%                  (1)%
      Total...............................................                      17 %                   7 %

      Used vehicle dollars................................                      22 %                  11 %
      New vehicle dollars.................................                      (2)%                   0 %
      Total...............................................                      19 %                   9 %



Retail Vehicle Sales Mix
------------------------
                                                                                 Three Months Ended May 31
                                                                           ---------------------------------------
                                                                                   2005                2004
                                                                                   ----                ----
Vehicle units:
      Used vehicles.......................................                         93%                  91%
      New vehicles........................................                          7                    9
                                                                           --------------------- -----------------
      Total...............................................                        100%                 100%
                                                                           --------------------- -----------------

Vehicle dollars:
      Used vehicles.......................................                         90%                  88%
      New vehicles........................................                         10                   12
                                                                           --------------------- -----------------
      Total...............................................                        100%                 100%
                                                                           --------------------- -----------------



Retail Unit Sales
-----------------
                                                                                 Three Months Ended May 31
                                                                           ---------------------------------------
                                                                                   2005                 2004
                                                                                   ----                 ----
Used vehicles...............................................                      74,143               62,353
New vehicles................................................                       5,604                5,844
                                                                           --------------------- -----------------
Total.......................................................                      79,747               68,197
                                                                           --------------------- -----------------

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CarMax, Inc.
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Average Retail Selling Prices
-----------------------------
                                                                                  Three Months Ended May 31
                                                                           ----------------------------------------
                                                                                   2005                2004
                                                                                   ----                ----
Used vehicles...............................................                       $16,117            $15,663
New vehicles................................................                       $23,763            $23,224
Weighted average............................................                       $16,654            $16,311


Earnings Highlights
-------------------

(In millions except per share data)                                       Three Months Ended May 31 (1)
                                                                 ------------------------------------------------
                                                                       2005            2004          Change
                                                                       ----            ----          ------
Net earnings................................................           $39.8            $35.3          12.7%
Diluted weighted average shares outstanding.................           106.2            105.8           0.4%
Net earnings per share......................................           $0.37            $0.33          12.1%

(1) All per share amounts are presented on a fully diluted basis.


Selected Operating Ratios
-------------------------

(In millions)                                                        Three Months Ended May 31
                                                    -------------------------------------------------------------
                                                          2005           % (1)            2004        % (1)
                                                          ----           -----            ----        -----

Net sales and operating revenues...............          $1,578.4        100.0%         $1,325.0       100.0%
Gross profit...................................          $  197.8         12.5%         $  167.2        12.6%
CarMax Auto Finance income.....................          $   27.1          1.7%         $   21.8         1.6%
Selling, general, and administrative
   expenses....................................          $  159.2         10.1%         $  130.7         9.9%
Operating profit (EBIT) (2) ...................          $   65.6          4.2%         $   58.4         4.4%
Net earnings...................................          $   39.8          2.5%         $   35.3         2.7%

(1) Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2) Operating profit equals earnings before interest and income taxes.


Gross Profit
------------
                                                                     Three Months Ended May 31
                                                    -------------------------------------------------------------
                                                                 2005                           2004
                                                                 ----                           ----
                                                      $/unit (1)         % (2)      $/unit (1)         % (2)
                                                      ----------         -----      ----------         -----
Used vehicle gross profit......................          $1,801          11.1%          $1,864         11.8%
New vehicle gross profit.......................          $  804           3.4%          $  828          3.5%
Wholesale vehicle gross profit.................          $  631          14.9%          $  439         11.6%
Other gross profit.............................          $  396          61.9%          $  412         61.0%
Total gross profit.............................          $2,480          12.5%          $2,452         12.6%

(1) Calculated as category gross profit divided by its respective units sold, except the other and the total categories, which are divided by total retail units sold.
(2) Calculated as a percentage of its respective sales or revenue.


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CarMax, Inc.
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Business Performance Review
---------------------------

Sales and Earnings. "We are pleased with our earnings growth, particularly in
-------------------
light of sales that were lower than expected in April and May," said Austin Ligon, president and chief executive officer. "Our sales pace began to lose some momentum in April and weakened further in May, reflecting a softening used car market environment. We believe some of the same factors that affected the marketplace last spring and summer put pressure on the market this spring, including an atypical rise in wholesale auction prices and higher gas prices.

"In April, we began to take steps to counter the current challenges in the market," Ligon said. "We saw prices for low-mileage, late model vehicles at major wholesale auctions increase in an unprecedented fashion this spring. Our analysis suggests that reduced supplies of off-lease cars combined with an unexpected shortage of off-rental cars have been a major factor in these increases. In response, we have not increased our appraisal offers at the same rate as the steep increase in the major wholesale auction market prices. We believe that doing so has helped keep our retail prices more in line with demand, helping to keep our cars attractive to consumers as they compare their options in the new and used car marketplace. We also believe that our appraisal offers are consistent with the broader market trade-in offers, as evidenced by our buy rate, which was ahead of the buy rate for first quarter last year.

"We also began to bring our inventories in line with our sales pace, and they are currently where we want them," said Ligon. "Last year, anticipating a stronger summer selling season, we kept our inventories higher than our spring sales pace. If the sales rate increases as this summer progresses, we believe we have sufficient reconditioning capacity to provide replacement units through the summer.

"Our 6% growth in comp store used unit sales reflected 3 percentage points added by DRIVE-financed sales," Ligon continued. "The tax-refund seasonal increase in DRIVE sales did not extend into April, as we had originally forecast. Consequently, DRIVE-financed sales were 1 percentage point below our original comp estimates for the quarter, but still in line with the expected overall contribution in the range of 3 to 5% of total sales.

"As expected, new vehicle total sales declined, reflecting our disposing of five new car franchises since last year's first quarter," said Ligon. "New vehicle unit comps were flat. Our remaining franchise sales were generally in line with the overall performance of the brands we represent."

Margins. "We were within our target range for retail used vehicle gross profit
--------
per car, which declined slightly compared with last year," said Ligon. "Our retail pricing and the higher auction prices put some pressure on used vehicle gross profit. Our in-house wholesale auction prices usually reflect the general wholesale market trends. As a result, our higher in-store auction prices yielded a strong increase in wholesale vehicle gross profit per car. The somewhat lower retail margins and higher wholesale margins roughly offset one another, and we achieved total gross profit per car in line with our expectations."

CarMax Auto Finance. CarMax Auto Finance income increased to $27.1 million in
--------------------
this year's first quarter from $21.8 million in last year's first quarter. The majority of the increase resulted from a favorable valuation adjustment and the favorable terms of the public securitization completed in April. The current quarter CAF income included a benefit of 2 cents per share from the adjustment


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CarMax, Inc.
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in the valuation of the retained interest in securitized receivables. We lowered the loss assumptions on previously securitized receivables, reflecting the favorable market conditions and the continued excellent performance of CAF's portfolio. CAF's first quarter income also included a benefit of 1 cent per share related to the 2005-1 public securitization. The cost of funds and credit enhancements on this securitization were better than expected as a result of the strong market demand for asset-backed securities, together with CAF's strong portfolio performance.

In May 2005, CAF repurchased and subsequently resold into the warehouse facility the remaining receivables related to the 2001-2 public securitization. In May 2004, CAF completed a similar repurchase and resale related to the 2001-1 securitization. Each transaction added approximately 1 cent per share to quarterly earnings.

For loans originated and sold in the first quarter of fiscal 2006, the gain was 3.3% compared with 3.8% in last year's first quarter. The reported gain as a percent of all loans sold for the current year's quarter was 4.3%, which includes the effect of the items previously discussed.

SG&A. "As we expected, the SG&A ratio at 10.1% was higher than in last year's
-----
first quarter when the ratio was at 9.9%," said Ligon. "The increase reflects primarily the larger percentage of our store base that is made up of stores not yet at base maturity. In this year's first quarter, 45% of our stores were newer stores; in last year's first quarter, that percentage was 35%. The current year's SG&A ratio also reflects the March 30 rollout of marketwide advertising in Los Angeles. We are pleased to report that sales in our Los Angeles stores are strong enough to continue our full marketing program in Los Angeles."

Second Quarter Fiscal 2006 Expectations. "The volatility of the used car market
----------------------------------------
environment has hampered our ability to forecast our performance in the short term," Ligon said. "Consequently, our forecasts for this year's second quarter comp sales and earnings are in wider ranges than we normally would issue. We now believe that second quarter comp store used unit sales will grow in a range of 3% to 9%, with second quarter earnings per share in the range of 29 to 34 cents. These expectations assume continued softness in the used car marketplace, and they also reflect the anniversary of DRIVE's rollout to our entire store base last August. We expect the CAF gain on loans sold will be somewhat below the normalized range of 3.5% to 4.5% as the increase in our cost of funds continues to outpace rises in consumer rates." CarMax plans to release second quarter sales and earnings results on Wednesday, September 21, 2005, before the opening of the New York Stock Exchange.

Store Openings. CarMax opened four superstores during the first quarter. We
---------------
expanded our presence in the Los Angeles market, adding both a standard and a satellite superstore, and bringing to five the total store count in this large market. We entered the Jacksonville market with a standard superstore, and we added a satellite superstore in the Kansas City market. CarMax plans to open five additional superstores during the balance of the fiscal year, bringing total fiscal 2006 store openings to nine.


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Conference Call Information
---------------------------

CarMax will host a conference call for investors at 8:00 a.m. Eastern time today, June 20, 2005. Domestic investors may access the call at 1-888-298-3261 (conference I.D.: 6459732). International investors should dial 1-706-679-7457 (conference I.D.: 6459732). A live webcast of the call will be available on the company's investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately noon Eastern time on June 20, 2005, and will run through midnight, June 27, 2005. Domestic investors may access the recording at 1-800-642-1687 (conference I.D.: 6459732) and international investors at 1-706-645-9291 (conference I.D.: 6459732). A replay of the call also will be available on the company's investor information home page or at www.streetevents.com.

About CarMax
------------

CarMax, a Fortune 500 company, and one of the Fortune 2005 "100 Best Companies to Work For," is the nation's leading specialty retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 62 used car superstores in 28 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended May 31, 2005, the company sold 264,958 used cars, which is 93 percent of the total 285,354 vehicles the company retailed during that period. For more information, access the CarMax Web site at www.carmax.com.

Forward-Looking Statements
--------------------------

The company cautions readers that the statements contained in this release about the company's future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

Contacts:
---------

Investors and Financial Media:
     Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591 Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
     Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594 Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197


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                                         CARMAX, INC. AND SUBSIDIARIES
                                         -----------------------------
                                CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                                -----------------------------------------------
                                      (In thousands except per share data)


                                                                            Three Months Ended May 31
                                                                            -------------------------
                                                                     2005        %(1)      2004      %(1)
                                                                     ----        ----      ----      ----

         Sales and operating revenues:
               Used vehicle sales                                 $1,203,805     76.3   $ 985,375     74.4
               New vehicle sales                                     134,093      8.5     136,765     10.3
               Wholesale vehicle sales                               189,492     12.0     156,871     11.8
               Other sales and revenues                               50,970      3.2      45,979      3.5
                                                                   ---------  -------   ---------   ------
         Net sales and operating revenues                          1,578,360    100.0   1,324,990    100.0
         Cost of sales                                             1,380,601     87.5   1,157,760     87.4
                                                                   ---------  -------   ---------   ------
         Gross profit                                                197,759     12.5     167,230     12.6
         CarMax Auto Finance income                                   27,071      1.7      21,816      1.6
         Selling, general, and
               administrative expenses                               159,235     10.1     130,688      9.9
         Interest expense                                              1,194      0.1         493        -
         Interest income                                                 135        -          53        -
                                                                   ---------  -------   ---------   ------
         Earnings before income taxes                                 64,536      4.1      57,918      4.4
         Provision for income taxes                                   24,718      1.6      22,588      1.7
                                                                   ---------  -------   ---------   ------
         Net earnings                                              $  39,818      2.5   $  35,330      2.7
                                                                   =========  =======   =========   ======

         Weighted average common shares:
               Basic                                                 104,387              103,864
                                                                   =========            =========
               Diluted                                               106,185              105,774
                                                                   =========            =========


         Net earnings per share:
               Basic                                                   $0.38                $0.34
                                                                   =========            =========
               Diluted                                                 $0.37                $0.33
                                                                   =========            =========



         (1) Percents are calculated as a percentage of net sales and operating revenues, and percentages may not total due to rounding.


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                                            CARMAX, INC. AND SUBSIDIARIES
                                            -----------------------------
                                             CONSOLIDATED BALANCE SHEETS
                                             ---------------------------
                                                  (In thousands)


                                                                             May 31                      February 28
                                                                     2005               2004                2005
                                                                  ---------           ---------           ---------
                                                                           (Unaudited)
ASSETS
------
Current assets:
Cash and cash equivalents                                         $  33,518           $  61,676           $  29,099
Accounts receivable, net                                             79,970              92,624              76,167
Automobile loan receivables held for sale                            35,559              25,137              22,152
Retained interests in securitized receivables                       144,363             126,431             147,963
Inventory                                                           583,289             523,666             576,567
Prepaid expenses and other current assets                             4,975               6,959              13,008
                                                                  ---------           ---------           ---------

Total current assets                                                881,674             836,493             864,956

Property and equipment, net                                         439,091             274,812             406,301
Other assets                                                         21,732              22,631              21,756
                                                                  ---------           ---------           ---------

TOTAL ASSETS                                                      $1,342,497          $1,133,936          $1,293,013
                                                                  ==========          ==========          ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current liabilities:
Accounts payable                                                  $ 177,952           $ 156,408           $ 170,646
Accrued expenses and other current liabilities                       65,035              50,226              65,664
Accrued income taxes                                                 25,408              21,891               1,179
Deferred income taxes                                                24,602              31,957              26,315
Short-term debt                                                      41,428              28,182              65,197
Current installments of long-term debt                                  351                   -                 330
                                                                  ---------           ---------           ---------

Total current liabilities                                           334,776             288,664             329,331

Long-term debt, excluding current installments                      128,315             100,000             128,419
Deferred revenue and other liabilities                               30,325              25,392              29,260
Deferred income taxes                                                 4,315                 376               5,027
                                                                  ---------           ---------           ---------

TOTAL LIABILITIES                                                   497,731             414,432             492,037

SHAREHOLDERS' EQUITY                                                844,766             719,504             800,976
                                                                  ---------           ---------           ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $1,342,497          $1,133,936          $1,293,013
                                                                  ==========          ==========          ==========

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CarMax, Inc.
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                                         CARMAX, INC. AND SUBSIDIARIES
                                         -----------------------------
                               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                               -------------------------------------------------
                                                (In thousands)

                                                                               Three Months Ended
                                                                                     May 31
                                                                           2005                  2004
                                                                         ---------             ---------
Operating Activities:
---------------------
Net earnings                                                               $39,818               $35,330
Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                                            5,926                 4,282
    Amortization of restricted stock awards                                     20                    31
    Loss (gain) on disposition of assets                                        12                   (62)
    Provision for deferred income taxes                                     (2,425)                 (193)
    Changes in operating assets and liabilities:
       Increase in accounts receivable, net                                 (3,803)              (20,266)
       Increase in automobile loan receivables held for sale               (13,407)               (6,356)
       Decrease in retained interests in securitized receivables             3,600                19,557
       Increase in inventory                                                (6,722)              (57,605)
       Decrease in prepaid expenses and other current assets                 8,033                 1,691
       Decrease in other assets                                                 24                    32
       Increase in accounts payable, accrued expenses and
          other current liabilities, and accrued income taxes               33,118                25,336
       Increase in deferred revenue and other liabilities                      688                   847
                                                                        ----------            ----------
Net cash provided by operating activities                                   64,882                 2,624
                                                                        ----------            ----------

Investing Activities:
---------------------
Purchases of property and equipment                                        (55,056)              (46,455)
Proceeds from sales of assets                                               16,705                18,790
                                                                        ----------            ----------
Net cash used in investing activities                                      (38,351)              (27,665)
                                                                        -----------           ----------

Financing Activities:
---------------------
(Decrease) increase in short-term debt, net                                (23,769)               23,736
Payments on long-term debt                                                     (83)                    -
Equity issuances, net                                                        1,740                 1,338
                                                                        ----------            ----------
Net cash (used in) provided by financing activities                        (22,112)               25,074
                                                                        -----------           ----------

Increase in cash and cash equivalents                                        4,419                    33
Cash and cash equivalents at beginning of year                              29,099                61,643
                                                                        ----------            ----------
Cash and cash equivalents at end of period                                 $33,518               $61,676
                                                                        ==========            ==========





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